EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee tNJ 07024
P.O. Box 436402t San Ysidrot CA 92143-6402
619-623-7799 t Fax 619-564-3408tstan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of November 21, 2011, on the audited financial statements RJD GREEN INC. as of August 31, 2011 and 2010 and for the fiscal years then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________

Stan J.H. Lee, CPA
October 4, 2012
Fort Lee, NJ 07024